EXHIBIT 11

            INTERDIGITAL COMMUNICATIONS CORPORATION AND SUBSIDIARIES
              COMPUTATION OF NET INCOME (LOSS) PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           FOR THE YEAR
 COMPUTATION OF PRIMARY                                        ENDED
EARNINGS (LOSS) PER SHARE:                               DECEMBER 31, 1995
--------------------------                               -----------------

Net Income (Loss) Applicable to Common Shareholders            $34,340
                                                               =======

Weighted Average of Primary Shares:
  Common Stock                                                  43,925
  Assumed Conversion of Options and Warrants                     2,578
                                                               -------
                                                                46,503
                                                               =======
Primary Earnings Per Share                                     $  0.74
                                                               =======

A calculation for the years ended December 31, 1994 and 1996 have not been presented since the effect of the options and warrants would have been anti-dilutive.